Exhibit 99.1

July 30, 2026

Dear InPoint Stockholder:

The Board of Directors of InPoint Commercial Real Estate Income, Inc. (“InPoint” or the “Company”) has declared a distribution of $0.1042 per share for stockholders of record as of July 31, 2026. This distribution amount represents an annualized yield of approximately 9.46%1.

Market Update

Commercial real estate lending conditions are beginning to show signs of improvement. The CBRE Lending Momentum Index, which tracks commercial real estate loans originated or brokered by CBRE over the previous 36 months, rose to 1.5 at the end of the first quarter of 20262, compared to 1.4 at year-end 2025 and 0.3 one year earlier. The index is now at its highest level in five years, reflecting increased lending activity, larger loan sizes, and relatively stable borrowing costs. Overall, these trends indicate a more constructive lending environment, though market conditions remain subject to change.

Portfolio Update

As of June 30, 2026, InPoint’s portfolio consisted of 14 loans with an aggregate outstanding principal balance of approximately $313 million. Including real estate owned assets, of which the portfolio held five, and two commercial mortgage-backed securities, the total portfolio size was approximately $419 million. The portfolio remains diversified across property type and geography, and continues to be anchored by multifamily, which accounts for approximately 77% of loans, a property type that has shown relative resilience through this cycle.

New Originations

After pausing originations in 2022 due in large part to challenges we experienced with certain loans (primarily those secured by office properties) and liquidity requirements under our warehouse lending facility, InPoint has resumed lending. As legacy loans pay off, we intend to redeploy capital into new loans that are based on lower property valuations.

As of June 30, 2026, the Company has originated three new loans during 2026 totaling approximately $50 million in aggregate principal: one secured by a multifamily property in Austin, TX; one secured by an industrial property outside West Palm Beach, FL; and one secured by a self-storage property in Newark, NJ. Three more originations are in progress as of June 30, 2026, representing an additional $57 million in principal.

Looking ahead, the Company remains committed to disciplined portfolio management and to communicating with investors on no less than a semiannual basis. We continue to focus on positioning InPoint to pursue a potential future strategic transaction when capital market conditions allow, with the goal of providing stockholders access to some level of liquidity. We are encouraged by the return to new lending activity, and we believe this places the Company on a

1 Based on the Class P net asset value of $13.22 per share as of June 30, 2026.

2 CBRE, "Commercial Real Estate Lending Activity Reaches Five Year High", May 11, 2026.

stronger foundation. We appreciate your continued trust and patience as we position the Company for the future.

If you have any questions about this update or your investment in InPoint, please contact your financial professional or Inland Investor Services at 866-MY-INLAND (866-694-6526).

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Denise Kramer, CFA

Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements and Distributions

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to payment of past distributions from sources other than cash flows from operating activities, the lack of a trading market for our common stock and the suspension of our share repurchase plan, foreclosure on loans, use of short-term financing, borrower defaults, changing interest rates, and other risks detailed in the Risk Factors section in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2026, and subsequent quarterly reports on Form 10-Q and made available on our website. Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

InPoint cannot guarantee that it will continue to pay distributions. Distributions are declared quarterly by our Board of Directors. The distributions received by holders of Class D, Class S and Class T common stock will be less than the gross distribution amounts received by holders of Class I and Class P shares of common stock because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes, respectively, and the annualized rate for these classes will be lower than for the other classes accordingly. Please see our website for the annualized distribution rate for each class of our common stock.

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